Exhibit 99.2

ASSIGNMENT OF RIGHTS

This Assignment (this “Assignment”) is made and entered into this 23rd day of June, 2023, by and between CBI USA, Inc., a Delaware corporation (“Assignor”), and DGP Co., Ltd., a corporation organized under the Laws of Korea, formerly known as Daehan Green Power Corporation (“Assignee”).

WHEREAS, Assignor is a party to that certain Securities Purchase Agreement dated as of September 26, 2022 (the “Purchase Agreement”) between Assignor and Exicure, Inc., a Delaware corporation (the “Company”);

WHEREAS, Assignor is a party to that certain Registration Rights Agreement dated as of September 26, 2022 (the “Rights Agreement”) between Assignor and the Company;

WHEREAS, Assignor and Assignee are parties to that certain Exchangeable Bond Purchase Agreement, dated as of February 22, 2023, by and between Assignor and Assignee (the “Bond Agreement”); and

WHEREAS, Assignee desires to exercise its right under the Bond Agreement as of the date hereof (the “Exercise”), whereby all rights and title to 3,400,000 shares of the common stock of the Company (the “Exchanged Shares”) held by Assignor pass to Assignee, and, in connection therewith, Assignor desires to assign all rights and obligations under the Purchase Agreement and the Rights Agreement to Assignee.

NOW, THEREFORE, in consideration of the premises, covenants and agreements contained herein, and other good and valuable consideration, the sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1. Assignment. Assignor hereby transfers and assigns to Assignee all of its rights and obligations under the Purchase Agreement and the Rights Agreement, pursuant to the exercise of Assignee’s rights under the Bond Agreement.

Section 2. Acceptance. Assignee hereby agrees to be bound by the terms, provisions and conditions of the Purchase Agreement and the Rights Agreement, including without limitation, all of the rights, duties and obligations of Assignor thereunder, as if originally a party thereto. Without limiting the foregoing, Assignee acknowledges that (i) neither the issuance of the Exchanged Shares by the Company to the Assignor nor the transfer of the Exchanged Shares from the Assignor to the Assignee has been registered under the Securities Act of 1933 (the “Securities Act”), (ii) the Exchanged Shares may not be offered, resold, transferred, pledged or otherwise disposed of by Assignee absent an effective registration statement under the Securities Act or an applicable exemption from the registration requirements of the Securities Act, including Rule 144 promulgated thereunder and (iii) certificates or book-entry credits evidencing the Exchanged Shares shall bear a restrictive legend as provided by the Purchase Agreement. Assignee is knowledgeable, sophisticated and experienced in making, and is qualified to make decisions with respect to, investments in shares presenting an investment decision like that involved in the purchase of the Exchanged Shares and is acquiring the Exchanged Shares for its own account for investment only and with no present intention of distributing any of the Exchanged Shares or any arrangement or understanding with any other persons regarding the distribution of the Exchanged Shares.

Section 3. Binding Effect. This Assignment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

Section 4. Counterparts. This Assignment may be executed in multiple counterparts, each of which shall be deemed an original and all of which shall constitute but one and the same instrument. This Assignment may be executed by electronic transmission and such electronic signatures shall be afforded the same force and effect as original signatures for all purposes.

Section 5. Governing Law. This Assignment shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflicts of laws thereof.

Section 6. Further Assurances. Each party hereto will take all actions necessary and will sign all documents which may be necessary or desirable to effectuate this Assignment.

[Signature page to follow]

IN WITNESS WHEREOF, the undersigned have executed this Assignment as of the date set forth above.

ASSIGNOR:

CBI USA, Inc.

By:	/s/ Kyungwon Oh
Name:	Kyungwon Oh
Title:	Chief Executive Officer

ASSIGNEE:

DGP Co., Ltd.

By:	/s/ Kyungwon Oh
Name:	Kyungwon Oh
Title:	Chief Executive Officer

[Signature Page to Assignment of Rights]